Mail Stop 6010




            November 17, 2005



Mr. Martin B. Bloch
President and Chief Executive Officer
Frequency Electronics, Inc.
55 Charles Lindbergh Boulevard
Mitchel Field, New York 11553

	RE:	Frequency Electronics, Inc.
		Form 10-K for the fiscal year ended April 30, 2005
		Filed July 28, 2005
		File No. 1-08061

Dear Mr. Bloch:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief